EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-100657) pertaining to the Employee Stock Purchase Plan and the 2002 Equity Incentive Plan of U.S.I. Holdings Corporation of our report dated February 12, 2003, (except Note 20, as to which the date is March 1, 2003), with respect to the consolidated financial statements of U.S.I. Holdings Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 25, 2003